Exhibit 99.1

FOR IMMEDIATE RELEASE October 14, 2005

ROCHESTER MEDICAL CORPORATION ANNOUNCES AGREEMENT WITH
MANAGED HEALTH CARE ASSOCIATES, INC. (MHA)
Stewartville, MN October 14, 2005
Rochester Medical Corporation (NASDAQ: ROCM) today announced the signing of a Group Purchasing Organization contract with MHA (Managed Healthcare Association).
MHA is the largest group purchasing organization in the long term care industry with over 2,000 providers serving more than 1.4 million beds in all 50 states. In addition to its core LTC pharmacy business, MHA also provides traditional Group Purchasing services to home infusion, home health care, acute care, laboratory and alternate care locations.
The agreement which takes effect November 1, 2005 covers Rochester Medical’s urological and continence care products.
MHA executive Richard Levine, Director of Contract Services said, “We are very pleased that the Rochester Medical contract continues our policy of providing our members access to a comprehensive portfolio of products with value beyond price. Rochester Medical has unique technologies and products which we are proud to offer our members.”
Commenting on the news, Rochester Medical’s CEO and President Anthony J. Conway said, “This contract represents a significant milestone for the Company. Rochester Medical’s Products and the Company itself will have greatly increased visibility and access in the marketplace.”
Corporate Vice President Martyn Sholtis commented that, “The agreement with MHA highlights our continued commitment to move our technologies forward in the market. We expect this will lead to increased opportunities and sales.”
The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining private label distributors for the hydrophilic intermittent catheters in the marketplace, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2004.
Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical ® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.